EXHIBIT 10(b)



                              NOTE


U.S. $15,000,000.                                 March 14, 1995
                                                  New York, NY


     FOR VALUE RECEIVED, THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware Corporation (the "Borrower"), hereby promises to pay to the order of TRUST COMPANY BANK (the "Bank"), the principal sum of FIFTEEN MILLION AND NO/100 United States Dollars (U.S. $15,000,000.), plus all accrued and unpaid interest thereon. Principal shall be due and payable in three equal installments of $5,000,000. each, on March 14, 2000, March 14, 2001 and March 14, 2002.

     Interest shall be payable at the rate or rates and on the dates provided in the Credit Agreement.

     All such payments of principal and interest shall be made in lawful money of the United States of America in Federal or other immediately available funds at the office of the Bank located at 25 Park Place, Atlanta, Georgia 30303, or at such other place as the holder hereof may designate.

     This note is the Note referred to in the Credit Agreement dated as of March 14, 1995, between the Borrower and the Bank, as the same may be amended from time to time (the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions prohibiting prepayment hereof and providing for the acceleration of the maturity hereof.


                         THE INTERPUBLIC GROUP OF COMPANIES, INC.



                         By: ALAN M. FORSTER

                         Title: VICE PRESIDENT & TREASURER

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